Exhibit 10.1

EXECUTION COPY

December 3, 2010

Don L. Blankenship

Re:	Retirement Agreement

Dear Don:

This letter agreement (“Agreement”) sets forth the complete terms under which you will retire as a director, officer and employee of Massey Energy Company (the “Company”) and any and all of its subsidiaries or affiliates for whom you are a director, officer or employee as of the date hereof.

1. Retirement Date. Your letter agreement dated as of December 30, 2009, and Appendix A attached thereto (the “Employment Agreement”), provide for an employment term through December 31, 2011. Nevertheless, the Company and you agree that you hereby resign as a member of the board of directors of the Company (the “Board”) and as the Chairman of the Board and Chief Executive Officer of the Company, and as a director and officer of any and all subsidiaries or affiliates of the Company, effective as of December 3, 2010, and that your retirement as an employee of the Company and its subsidiaries and affiliates will be effective as of December 31, 2010. Accordingly, your last day of employment with the Company will be December 31, 2010 (your “Retirement Date”). After your Retirement Date, you will no longer be a director, officer or employee of the Company or any subsidiary or affiliate of the Company. Between December 3, 2010 and your Retirement Date, you will perform such duties as are required by the Company that are commensurate with your experience, qualifications and stature.

2. Severance Benefits. In consideration for your resignation, the early termination of the Employment Agreement, the convenants described in sections 5 and 6 of this Agreement, the general release described in section 7 of this Agreement, the consulting services described in section 9 of this Agreement and the other consideration described herein, the receipt and adequacy of which are hereby acknowledged, the Company agrees to the following payments and benefits contained in this Agreement. In this regard, you acknowledge and agree that your voluntary decision to retire as of December 31, 2010, does not entitle you to any severance payments or benefits under the Employment Agreement. In addition, you acknowledge and agree that there are no current facts and circumstances that would entitle you to severance payments or benefits under your Change in Control Severance Agreement, as amended and restated, dated October 22, 2010 (your “Change in Control Agreement”). From and after the Retirement Date, the Employment Agreement and Change in Control Agreement shall cease to have any force or effect.

a. Severance Payments. The Company will make two payments in cash or cash equivalent to you aggregating Twelve Million Dollars ($12,000,000), the first in the amount of Two Million Dollars ($2,000,000), which the Company views as not being deferred compensation subject to Section 409A of the Code (as defined in section 14 of this Agreement), and shall be paid on December 31, 2010 and the second in the amount of Ten Million Dollars ($10,000,000), which the Company views as being deferred compensation subject to Section 409A of the Code and shall be paid on July 1, 2011 or, if sooner, within five (5) days of your death, less any applicable federal, state and local income or employment taxes required to be withheld. These are payments to which you would not otherwise be entitled in the absence of this Agreement. The Company agrees at your written request to place any amount to be paid to you pursuant to this section 2.a. after December 31, 2010 in a “rabbi trust” of which the trustee is a bank selected by the Company, which trust shall be a grantor trust of the Company for federal income tax purposes and shall be based on the model “rabbi trust” described in Rev. Proc. 92-64, 1992-2 CB 422.

b. Performance Award Settlement. The Company agrees to pay you on December 31, 2010, based on reasonable estimates of actual performance to be agreed, those portions of the 2008-2010 long term incentive award, the 2010 cash incentive bonus award, the 2010 performance-based restricted unit awards, the 2010 performance-based cash incentive awards and the 2010 performance-based restricted stock award that would otherwise be payable to you on or before March 15, 2011 for the performance periods ending 2010. This settlement will be subject to applicable federal, state and local income or employment taxes required to be withheld. If we are unable to reach an agreed settlement, any unsettled awards will be determined by the Company in accordance with the terms of the applicable plans and agreements and paid in the normal course of business. These are payments which you would otherwise receive after December 31, 2010 and on or before March 15, 2011, in the absence of this Agreement, based on your Retirement Date.

c. Property Adjacent to Sprigg, West Virginia Residence. The Company hereby grants you the option to purchase for cash at its appraised fair market value the real property owned by the Company that is currently not a part of the parcel of real estate that is included as part of the residence currently being occupied by you as your principal residence in Sprigg, West Virginia (your “Sprigg residence”) but is otherwise on and inside the fenced-in area surrounding your Sprigg residence. The Company agrees to obtain the appraisal and provide a copy to you no later than February 28, 2011. You will then have the right during the period between July 1, 2011 until December 31, 2011 to purchase the property.

d. Right of Way. The Company hereby agrees to provide you by March 15, 2011 with a non-exclusive personal access easement through the property owned by the Company’s subsidiaries, Road Fork Development Company, Inc. and Lauren Land Company, or their successors or assigns (collectively, the “Specified Subsidiaries”). Such access easement shall be for ingress and egress over the road beginning at the end of the state and/or county road maintenance on Kentucky Route 292 and extending along the river to the bridge that crosses over to Sprigg, West Virginia, then extending to the intersection with West Virginia State Route 49, as such easement area is generally depicted and shaded in green on Exhibit A, attached hereto and incorporated herein. The access easement agreement shall be personal to you, shall not benefit your successors or assigns, shall not attach to any property owned by you, including without limitation, the Sprigg property, and shall terminate upon your death or when you no longer own the Sprigg property. In the access easement agreement, you shall waive any claim relating to such easement against the Company and its affiliates and subsidiaries, including without limitation, the Specified Subsidiaries. Further, in the access easement agreement you shall indemnify the Company and its affiliates and subsidiaries, including without limitation, the Specified Subsidiaries from and against any and all liabilities, claims, damages, and expenses whatsoever arising from or associated with your use of the access easement. The access easement agreement shall also provide that the Company and the Specified Subsidiaries shall have no obligation to maintain or improve the access easement area, including, without limitation, the roads or the bridge located therein.

e. Vehicle. The Company hereby agrees to provide you by March 15, 2011 with title to the 1965 Blue Chevrolet Truck (VIN xxxxxxxxx555) that you previously transferred to the Company.

f. Continued Health Care Coverage. For a period of 24 months following your Retirement Date, you will be entitled to receive, at the Company’s election, either (i) the medical and dental coverage in effect for you on your Retirement Date (or generally comparable coverage), as the same may be changed from time to time for Company employees generally, as if you had continued in employment during such period, or (ii) cash payments in an amount equal to your reasonable after-tax cost of comparable continuing coverage, with any such cash payments to be made in accordance with the ordinary payroll practices of the Company (not less frequently than monthly) for employees generally for the period during which such cash payments are to be provided.

g. Access to Documents. The Company agrees that you and your attorneys shall have access to documents in possession of the Company necessary to defend yourself in litigation or investigations arising out of your employment by the Company; provided that such access shall be conditioned on your and your attorneys entering into a customary confidentiality agreement.

3. Employee and Other Benefits and Rights.

a. You agree that any and all awards relating to fiscal year 2011 otherwise to be made under your Employment Agreement (including the cash incentive bonus award in section 1.2 thereof, the restricted stock and restricted units in section 1.3 thereof, the performance-based restricted unit awards in section 1.4 thereof, the performance-based cash incentive awards in section 1.5 thereof and performance-based restricted stock award in section 1.6 thereof) shall not be made and that you have no rights thereto since you will not be employed by the Company in 2011.

b. It is agreed that, except as otherwise provided in this Agreement, this Agreement does not affect your rights and entitlements under the following plans and programs:

•	Massey Energy Retirement Plan.

•	Coal Company Salary Deferral and Profit Sharing Plan.

•	A.T. Massey Coal Company, Inc. Executive Deferred Compensation Plan.

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Massey Executive Deferred Compensation Program (including stock appreciation rights) under the Company 1997 Stock Appreciation Rights Plan and by prior agreement (in the form of that certain Amendment No. 1 dated February 22, 2005 to the Amended and Restated Employment Agreement entered into as of November 1, 2001, as amended and restated on July 16, 2002, by and between the Company, A. T. Massey Coal Company, Inc. and you) pursuant to which the value thereof on exercise is to be transferred to the Massey Executive Deferred Compensation Plan).

•	Special Successorship and Development Retention Program (with Massey Energy Company, formerly named Fluor Corporation).

•	Massey Executives’ Supplemental Benefit Plan.

•	A. T. Massey Coal Company, Inc. Supplemental Benefit Plan.

•	Retiree Medical Benefits Program.

•

All other granted and outstanding awards under the Company’s equity program(s), including stock option, restricted stock, restricted unit, stock appreciation rights and other equity-based incentive awards.

4. Standard Payments. You also will receive payments for earned and unpaid base salary accrued through your Retirement Date and unreimbursed business related expenses incurred through your Retirement Date, as are reimbursable under the Company’s normal policies. Payment of these items will be made consistent with normal check processing schedules but in no event later than two and a half months after your Retirement Date.

5. Non-Competition. You acknowledge that you have received from the Company valuable information, and that your services were of a special character which had unique value to the Company, the loss of which will not be readily calculable. Given the unique value of your services, and in light of the consideration provided pursuant to this Agreement, you covenant and agree as follows:

a. For a period of two (2) years after your Retirement Date, you shall not, directly or indirectly, without the prior written consent of the Company (not to be unreasonably withheld), provide services to or engage in any other activities (whether as an owner, principal, agent, employer, director, officer, employee, partner, consultant or otherwise) for any company, business or other person engaged in operations or businesses that are the same as or substantially similar to, or are otherwise competitive with, those engaged in by the Company, its subsidiaries, or affiliates as of the Retirement Date; provided that the foregoing shall not prohibit (i) your passive ownership of no more than 5% of any class of securities of a publicly traded company, (ii) your providing such services to or engaging in such activities for any such company, business or other person to the extent such company, business or other person has annual coal production of less than five million tons or (iii) your providing such services to or engaging in such activities for any such company, business or other person in any State in which the Company and its subsidiaries and affiliates do not conduct business as of your Retirement Date.

b. For a period of two (2) years after your Retirement Date, you shall not, directly or indirectly, (1) offer employment to, recruit, hire or cause to be hired any officer or supervisory personnel of the Company or any of its affiliates or subsidiaries (or any individual who ceased to be such an officer or supervisor as a result of your violation of this paragraph) or (2) solicit, induce or encourage any such individual to terminate his or her employment with the Company or any of its subsidiaries or affiliates (whether or not for purposes of obtaining such individual’s services); provided that it shall not be a violation of the foregoing for (i) you or your subsequent employers to make general advertisements that are not targeted at such individuals or (ii) you to serve, upon request, as an employment reference for any such individual with regard to a entity or person with which you are not affiliated.

c. You shall not make any statement, whether written or oral, that criticizes or disparages the Company or its subsidiaries or affiliates, their past or present employees, officers, directors, representatives and agents, their respective operations or businesses or otherwise make any such statements that tend to portray any of the foregoing in an unfavorable light; provided that the foregoing shall not be violated by (i) your rebutting factually inaccurate statements made about you or (ii) your making statements regarding actions or events that occurred more than five years prior to the date hereof. Notwithstanding the foregoing, nothing in this Agreement shall be interpreted to limit your rights to confer with counsel or to provide truthful testimony pursuant to subpoena, notice of deposition or as otherwise required by law. This provision is in addition to, and not in lieu of, the substantive protections under applicable law relating to defamation, libel, slander, interference with contractual or business relationships, or other statutory, contractual, or tort theories.

d. You agree that a breach of any of the covenants set forth in sections 5 and 6 of this Agreement, or their subparts, would result in irreparable injury and damage to the Company, for which it would have no adequate remedy at law. Additionally, you agree that in the event of such a breach, the Company shall be entitled to injunctive relief without waiver of or prejudice to any other legal or equitable remedies that may be available to the Company.

e. You have read and considered the provisions of sections 5 and 6 hereof, and their subparts, and agree that the restrictions set forth are fair and reasonable and are reasonably required for the protection of the interests of the Company, its officers, directors, and other employees. You agree to comply with each such provision in accordance with its terms, and you agree that you shall not, and hereby agree to waive and release any right or claim to, challenge the reasonableness, validity or enforceability of any of such provision.

f. If any of the provisions of sections 5 and 6 hereof, or their subparts, shall be held by a court to be invalid or unenforceable in regard to geography, time period or scope of activity prohibited, the parties agree that the restrictions on geography, time period, or scope of activities shall be modified to become the maximum restriction on geography, time period or scope of activities that such court deems reasonable and enforceable.

g. You agree that any action brought to enforce or to test the enforceability of any provision of this Agreement shall be brought in either the United States District Court for the Eastern District of Virginia, Richmond Division, or the Circuit Court of Henrico County, Virginia. You hereby voluntarily consent to personal jurisdiction in the Commonwealth of Virginia and waive any right you may otherwise have to contest the assertion of jurisdiction over you in Virginia.

6. Non-Disclosure of Confidential Information. You hereby covenant and agree that, except as specifically requested or directed by the Company, you shall not disclose to any person, or use for any purpose, any confidential or proprietary information (as provided below) of the Company. For purposes of this Agreement, the term “confidential or proprietary information” shall mean all information of any nature and in any form that is owned by the Company and that is not publicly available (other than by your breach of this section or any similar confidentiality obligation) or generally known to persons engaged in businesses similar or related to those of the Company. For purposes of this section, the term “Company” shall also include any subsidiary or affiliate of the Company. The foregoing obligations imposed by this section shall not apply (i) in the course of the business of and for the benefit of the Company, (ii) if such confidential or proprietary information has become, through no fault of yours, generally known to the public, or (iii) if you are required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement).

7. General Release.

a. For and in consideration of the payments and promises set forth in this Agreement, and other good and valuable consideration to which you would not have been otherwise entitled in the absence of this Agreement, the sufficiency of which is hereby acknowledged, and except as otherwise provided in this Agreement, you hereby release, acquit, and forever discharge the Company and all its past and present subsidiaries, affiliates, owners, shareholders, officers, directors and employees, and all successors and assigns thereof (each a “Released Party”), from any and all claims, charges, complaints, demands, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action and suits (including claims for attorneys’ fees and legal expenses), of any nature whatsoever, known or unknown, which you now have, had, or may have against the Company or any other Released Party of any kind or nature whatsoever, arising from any act, omission, transaction, matter, or event (whether presently known or unknown) which occurred or is alleged to have occurred up to the date of this Agreement.

b. Except as provided in section 7.c. below, the claims knowingly and voluntarily released herein include, but are not limited to, all claims relating in any way to your employment with the Company or the conclusion of that employment, whether such claims are now known or are later discovered, such as claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act or other federal or state wage and hour laws, the Employee Retirement Income Security Act, claims for breach of contract, infliction of emotional distress, claims under any other federal or state law pertaining to employment or employment benefits, and any other claims of any kind based on any contract, tort, ordinance, regulation, statute, or constitution. You acknowledge that this Agreement may be pled as a complete defense and shall constitute a full and final bar to any claim based on any act, omission, transaction, matter, or event which has occurred or is alleged to have occurred up to the date you execute this Agreement. You agree not to sue the Company or any other Released Party, at law or in equity, in any forum for any claims, counterclaims, actions, complaints or causes of action released pursuant to this section.

c. Notwithstanding anything in this section 7 to the contrary, the claims knowingly and voluntarily released herein shall exclude (i) any claim that may not be waived or released by this Agreement under applicable law (including your right to file a claim with the Equal Employment Opportunity Commission), (ii) your rights to indemnification and advancement of legal fees as described in section 12 or (iii) your right to enforce this Agreement.

8. Secretarial Assistance and Office. The Company agrees to provide you, during the Consulting Period (as defined below), and, in the Company’s sole discretion, during the three subsequent calendar years, with secretarial assistance in the form of a single secretary, who shall be available to perform reasonable administrative and clerical tasks (but shall not be permitted to perform any services related to any business or activities of yours that are competitive with the Company or its subsidiaries or affiliates) for a number of hours per work week no greater than the hours worked by your secretary in 2010. The Company shall be responsible for the compensation, employee benefits and other related costs of providing such assistance to you. Further, you agree that, if you become aware that, any correspondence or communication received by you or such secretary is intended for the Company, its subsidiaries or affiliates or their respective directors, officers or employees, you shall (and shall instruct such secretary to) promptly return such property to the Company. The Company further agrees to provide you, during the Consulting Period, and, in the Company’s sole discretion, during the three subsequent calendar years, with the continued use of your office and standard office equipment at Lauren Land Company in 24406 U.S. Route 119, Belfry, KY.

9. Consulting Services. You agree that, although you shall not be an employee of the Company, its subsidiaries or affiliates after your Retirement Date, you shall provide (i) for a period of two (2) years after your Retirement Date (the “Consulting Period”), consulting services as reasonably requested by the Company to aid it in its business (including, without limitation, assistance with respect to the transition of your responsibilities to your successor, advising company personnel on industry matters and providing assistance with litigation and regulatory matters) and (ii) following the Consulting Period, cooperation and assistance with litigation and similar proceedings as reasonably requested by the Company; provided that, in each case, (i) the Company shall provide you with reasonable advanced written notice when requesting such services or assistance, (ii) any services or assistance requested shall be scheduled so as to not unreasonably disrupt your business and personal affairs and (iii) you shall not be required to provide more than 32 hours of such services or assistance in any month. During the Consulting Period, the Company shall pay you a monthly retainer of $5,000 in exchange for your providing (and being available to provide) consulting services. The Company shall promptly reimburse you, upon receipt of reasonable documentation, for all out-of-pocket expenses reasonably incurred by you for the purpose of providing any consulting services or assistance required under this section.

10. No Assistance in Actions against the Company. You agree that you will not voluntarily participate, directly or indirectly, as a witness, consultant, expert or otherwise, in any action at law, proceeding in equity or any administrative proceeding against the Company, its affiliates, subsidiaries, officers or directors, unless requested to do so by the Company or compelled to do so by law. In the event that you believe you are compelled by law to testify or otherwise participate in any action or proceeding against the Company, its affiliates, subsidiaries, officers or directors, you agree to provide the Company with reasonable advance notice of the subpoena or other judicial notice that you believe compels your participation. Nothing in this Agreement shall prohibit or restrict you from: (i) making any disclosure of information required by law; or (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any regulatory or law enforcement agency or legislative body.

11. Obligations Upon Retirement. Upon your Retirement Date, you shall return to the Company, unless otherwise agreed with the Company, all computers, computer data storage devices, files, contracts, customer lists, ledgers, supplies, equipment, checks, and all other materials and records of any kind that are the property of the Company or any of its subsidiaries or affiliates, that may be in your possession or under your control, including all copies of any of the foregoing; provided that you shall be allowed to retain a copy of your personal correspondence to the extent that (i) you notify the Company in advance of your retention of such documents and provide the Company with an opportunity to obtain a copy thereof and (ii) you comply with all your obligations regarding the confidentiality of the information contained therein (including section 6 hereof).

12. Indemnity Obligations. The Company agrees to maintain and adhere to all its obligations to indemnify you and advance your legal fees in accordance with the terms and conditions set forth in the Company’s Certificate of Incorporation and any written indemnity agreements existing and in force as of your Retirement Date, or as otherwise imposed by law, for so long as those agreements or legal obligations require.

13. Severability. The terms, conditions, covenants, restrictions, and other provisions contained in this Agreement are separate, severable, and divisible. If any term, provision, covenant, restriction, or condition of this Agreement or part thereof, or the application thereof to any person, place, or circumstance, shall be held to be invalid, unenforceable, or void, the remainder of this Agreement and such term, provision, covenant, or condition shall remain in full force and effect to the greatest extent practicable and permissible by law, and any such invalid, unenforceable, or void term, provision, covenant, or condition shall be modified, amended, limited, or deleted to the extent necessary to render the same and the remainder of this Agreement valid, enforceable, and lawful.

14. Taxes.

a. Except as provided in section 14.c. hereof, you shall be responsible for any tax consequences of any payments made pursuant to this Agreement, except for any applicable taxes that the Company withholds. You acknowledge and agree that the Company is not undertaking to advise you with respect to any tax consequences of this Agreement, and that you are solely responsible for determining those consequences and satisfying all of your applicable tax obligations resulting from any payments described herein.

b. For purposes of this Agreement, all rights to payments hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of this Agreement, your Retirement Date will constitute a “separation from service” within the meaning of Section 409A of the Code. Because you are a “specified employee” under Section 409A of the Code, the amounts that you are to receive under this Agreement that are not otherwise exempt from Section 409A of the Code will not be paid until after the date which is six (6) months after your Retirement Date or, if earlier, your date of death. Any remaining amounts shall be paid as otherwise scheduled in this Agreement, except that all reimbursements and in-kind benefits provided under this Agreement shall be provided in accordance with the requirements of Section 409A of the Code, including where applicable the requirement that (1) any reimbursement shall be for expenses incurred during your lifetime, (2) the amount of expenses eligible for reimbursement, or provision in-kind, during any calendar year may not affect the eligible expenses during any other calendar year, (3) such reimbursements shall be made (or in-kind benefits provided) in no event later than the last day of the calendar year following the year in which incurred and (4) the right to reimbursement or in-kind benefit is not subject to liquidation or exchange. This Agreement is intended to comply with the applicable requirements of Section 409A of the Code and shall be construed and interpreted in accordance therewith. The Company may at any time amend or suspend this Agreement, or any payments to be made hereunder, as necessary to be in compliance with Section 409A of the Code to avoid the imposition of any potential taxes, penalties or interest as a result of failing to comply with Section 409A of the Code.

c. Notwithstanding any of the provisions of this Agreement or any other agreement pertaining to you, the Company shall hold you harmless on an after-tax basis from any additional income tax, interest or penalties imposed under Section 409A of the Code if any payment or benefit which is to be provided pursuant to this Agreement fails to comply with, or be exempt from, the requirements of Section 409A of the Code.

d. Notwithstanding any of the provisions of this Agreement or any other agreement pertaining to you, the Company shall not be obligated to hold you harmless from, or make any gross up payment to you for, any additional income tax, excise tax, interest or penalties imposed under Section 4999 of the Code if any payment or benefit which is to be provided pursuant to this Agreement or otherwise is considered to be an excess parachute payment under Section 280G of the Code.

15. Accord and Satisfaction. Subject to the obligations of the Company set forth herein (including section 14.c. hereof), by signing this Agreement, you accept the payments and other benefits described herein as a final accord and satisfaction of all payments and benefits due you from the Company or subsidiary or affiliate, including, without limitation, any amounts that may be otherwise due you under the terms of any agreement, including the Employment Agreement and the Change in Control Agreement, or any other document, minutes or resolutions, and you hereby waive any rights to receive any other payments or benefits from the Company or any subsidiary or affiliate of the Company other than as described in this Agreement. You also acknowledge that you are not entitled to receive any payments or benefits under any other severance plan, arrangement, program or policy of the Company or any subsidiary or affiliate of the Company (including the Change in Control Agreement). This

Agreement constitutes the final and entire agreement between you and the Company on the subject matter herein, and no other representation, promise, or agreement has been made to cause you to sign this Agreement. All other agreements regarding your employment or the subject matter therein shall be superseded by this Agreement, except as expressly set forth herein.

16. Assignment. Your rights and obligations under this Agreement are personal to you and may not be transferred by you by assignment or otherwise.

17. Non-Waiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power, or privilege hereunder or under law shall constitute a waiver of that right, power, or privilege or of the same right, power, or privilege in any other instance. Any waiver by either party hereto must be contained in a written instrument signed by the party to be charged with such waiver.

18. Acknowledgements. You acknowledge that you have read this Agreement and understand its terms. You have been provided with a full and fair opportunity to consult with an attorney and tax advisor of your choosing and to obtain any and all advice you deem appropriate with respect to this Agreement. In light of the foregoing, you are satisfied with the terms of this Agreement and agree that its terms are binding upon you. Nothing in this Agreement shall be deemed an admission by the Company or any subsidiary or affiliate of the Company, or by you, of any violation of any agreement, statute, law, or right or of any wrongdoing of any kind. The Company shall promptly reimburse you for the reasonable legal and tax advisory expenses incurred by you in connection with the negotiation and execution of this Agreement.

19. Previous Agreements. You agree and specifically acknowledge that the Company and you are entering into this Agreement for the purpose of amicably resolving any and all issues relating to your employment with the Company and its cessation.

20. Governing Law and Interpretation. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with the laws of the State of Delaware, notwithstanding any choice of law provisions otherwise requiring application of other laws. It shall be interpreted according to the fair meaning of the terms herein and not strictly in favor of, or against, either party.

21. Amendments. No amendment or modification of this Agreement shall be binding or effective for any purpose unless made in a writing signed by the party against whom enforcement of such amendment or modification is sought.

22. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties thereto and their respective heirs, representatives, successors, transferees and permitted assigns. This Agreement shall not be assignable by you but shall be freely assignable by the Company.

23. Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. All counterparts shall collectively constitute a single agreement.

24. Deadline for Execution. This Agreement shall only be effective to the extent you have signed and executed it and delivered your signature page to the Lead Independent Director of the Board on or before 10:00 pm Eastern Standard Time on December 3, 2010. To the extent you do not execute and deliver this Agreement on or before such time, the Company’s offer to enter into this Agreement with you shall expire and be null and void ab initio and you shall have no rights or entitlements, and the Company shall have no obligations to you, with respect to such offer, this Agreement or the terms and conditions contained herein.

Please sign and date in the space below to accept the terms of this Agreement and return the executed letter to me for the Company’s files. If you have any questions, please let me know.

Sincerely,

MASSEY ENERGY COMPANY

By:	/s/ ADM Bobby R. Inman
Name:	ADM Bobby R. Inman
Title:	Lead Independent Director

IN WITNESS WHEREOF, the undersigned have signed and executed this Agreement on the dates set forth below as an expression of their intent to be bound by the foregoing terms of this Agreement.

By:	/s/ Don L. Blankenship
	Don L. Blankenship	Date: 12/03/2010